SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                 Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement         [ ] Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             MacDermid, Incorporated

                   (Name of Registrant as Specified In Its Charter)
 .....................................................................

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
 ...................................................................
Payment of Filing Fee (Check the appropriate box):
[X]  No fee required per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ]  $500 per each party to the controversy pursuant to Exchange Act
Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
and 0-11.
        1)  Title of each class of securities to which transaction applies:
 .......................................................................
        2)  Aggregate number of securities to which transaction applies:
 .......................................................................
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
 .......................................................................
        4)  Proposed maximum aggregate value of transaction:
 .......................................................................
        5)  Total fee paid:
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[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

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     3)  Filing Party:

     4)  Date Filed:

(MacDermid)
(Chevron  )


                                 MACDERMID
                                Incorporated
                             245 Freight Street
                         Waterbury, CT. 06702-0671

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 21, 1999


     The Annual Meeting of Shareholders of MacDermid, Incorporated ("MacDermid") will be held at the Naugatuck Valley Community College, Fine Arts Center, 750 West Main Street, Waterbury, CT. on Wednesday, July 21, 1999 at 3:00 P.M. EDT, for the following purposes:

     1. To elect six directors to hold office until the next annual meeting or until their successors are elected and qualified;

     2. To consider and act upon a proposal to approve the MacDermid, Incorporated Stock Option Plan, dated July 6, 1998

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on May 28, 1999 as the record date for the determination of shareholders who will be entitled to notice of and to vote at the meeting.

     You are requested to promptly vote, date and sign the enclosed proxy and return it in the enclosed postage-paid envelope at your earliest convenience prior to the meeting. Because it is impractical to eliminate duplication, separate proxies are mailed to persons whose names are shown in more than one way on MacDermid's stock records. Therefore, you may receive more than one proxy. Please vote, date, sign and return all proxies received.

     If you are an employee participating in MacDermid's Employees Profit Sharing or Employee Stock Ownership Plans, you will receive separate instructions covering shares held for your account in such plan or plans.


     Your proxy vote is very important. Prompt return of all your proxies will minimize proxy solicitation expense, assure a quorum and avoid confusion and delay at the meeting.


                                By Order of the Board of Directors,

Waterbury, Connecticut             JOHN L. CORDANI
June 21, 1999                     Corporate Secretary

(IN ORDER TO AVOID UNNECESSARY EXPENSE), we urge you to indicate voting instructions on the enclosed proxy and date, sign and return it promptly PRIOR to the meeting in the envelope provided, no matter how large or small your holdings may be.

Note:
     Shareholders please note that an employee information session will be held beginning at 1:00 p.m., just prior to the start of the annual shareholders meeting on Wednesday July 21, 1999. All shareholders are cordially invited to attend this information session as well at the same location.

(MacDermid
(Chevron)

                                 MACDERMID
                                Incorporated
                              245 Freight Street
                      Waterbury, Connecticut 06702-0671



                          PROXY STATEMENT GENERAL

     The accompanying proxy is being solicited by the Board of Directors of MacDermid, Incorporated ("MacDermid") for use at the annual meeting of Shareholders of MacDermid and at any and all adjournments thereof (the "Meeting") to be held, pursuant to the accompanying Notice of Annual Meeting of Shareholders, at Naugatuck Valley Community College, Fine Arts Center, Waterbury, CT. on Wednesday, July 21, 1999 at 3:00 P.M., EDT.

     Each holder of MacDermid's common stock (the "Common Stock") is entitled to one vote per share on each matter to be brought before the Meeting. Valid proxies will be voted as specified thereon at the Meeting. Any shareholder giving a proxy in the accompanying form (a "Proxy") retains the power to revoke it at any time prior to the exercise of the powers conferred thereby by (1) delivering written notice of such revocation to John L. Cordani, Corporate Secretary, MacDermid, Incorporated, 245 Freight Street, Waterbury, Connecticut 06702-0671; (2) delivering to the Corporate Secretary a duly executed Proxy or other proxy form bearing a date subsequent to the date on the given Proxy; or (3) appearing at the Meeting and requesting to vote his or her shares in person. Any shareholder who attends the Meeting in person will not be deemed thereby to revoke the Proxy unless such shareholder affirmatively indicates at the Meeting his intention to vote the shares in person.

     Unless a shareholder provides contrary instructions on a Proxy, all shares represented by the Proxy (if not revoked before such shares are voted) will be voted for the election of the nominees for directors named below, for approval of the Stock Option Plan dated July 6, 1998 and by the persons granted the proxies in their discretion on any other business properly to come before the Meeting.

     MacDermid has retained D.F. King & Co., Inc. of New York, New York ("King") to assist with the solicitation of Proxies and the mailing and distribution of proxy material. The anticipated cost of King's services, including reimbursement for expenses, is approximately $8,500. MacDermid will bear the cost of the solicitation of Proxies, which may include the reasonable expenses of brokerage firms and others for forwarding Proxies and proxy material to the beneficial owners of Common Stock of MacDermid. In addition to the use of the mails, Proxies may be solicited by King and by regular employees of MacDermid personally or by telephone or telegram.
Votes will be counted by employees of Harris Trust Company of New York, New York ("Harris"), the Corporation's transfer agent. MacDermid currently anticipates that Mr. John L. Cordani, the Corporate Secretary of MacDermid, will be the Inspector of Election who will certify the votes at the meeting of shareholders.

     Only holders of Common Stock of record at the close of business on May 28, 1999 are entitled to notice of and to vote at the Meeting. On that date there were 25,156,749 shares of Common Stock outstanding and entitled to be voted. Holders of a majority of such outstanding shares, present in person or represented by proxy, will be necessary to constitute a quorum at the Meeting. If a quorum is present, the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting will be necessary for the election of each nominee for director and for the approval of the other items proposed. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Abstentions are counted in determining the shares represented at the Meeting with respect to each proposal presented to shareholders, but broker non-votes are not counted for such purpose.

     Any shares held for the account of a shareholder who participates in the MacDermid Dividend Reinvestment Plan will be voted automatically with the shareholder's other shares of Common Stock as directed by the shareholder on the enclosed Proxy.

     The approximate date on which this Proxy Statement and the accompanying Proxy are first sent to shareholders is June 21, 1999. MacDermid's Annual Report to Shareholders, containing financial statements for the fiscal year ended March 31, 1999, accompanies these proxy materials to each shareholder.






 EVERY SHAREHOLDER'S VOTE IS IMPORTANT
Please complete, sign and return your proxy card in the enclosed envelope.

                                   ITEM 1

                            ELECTION OF DIRECTORS

     The Board of Directors, pursuant to the By-Laws, has fixed at six (6) the number of directors to be elected at the Meeting. Shares represented by Proxies will be voted for the election of the nominees for Director listed below, unless otherwise indicated. Each Director of MacDermid shall serve until the next annual meeting or until his successor has been elected and qualified. All the nominees are currently Directors of MacDermid.

     Management has no reason to believe that any nominee named below will be unable to serve as a Director. If at the time of the Meeting a nominee should be unable to stand for election, it is the intention of the persons granted the Proxies to vote in their discretion for such person as may be designated as a nominee by the Board of Directors of MacDermid.

The following information has been provided by each Director nominee.

                          -NOMINEES FOR DIRECTOR-

R. NELSON GRIEBEL Mr. Griebel joined MacDermid in February of 1999. He currently serves as a Director, President and Chief Operating Officer of MacDermid. Prior to joining MacDermid, and since July 1993, Mr. Griebel served as Executive
Vice President - West Region for BankBoston,
N.A.  Mr. Griebel has an A.B. from Dartmouth
College and a J.D. from Suffolk University
School of Law. Mr. Griebel has been involved in a variety of business and charitable organizations throughout Connecticut.


Principal occupation - President and Chief Operating Officer of MacDermid.

Director since 1999

22,060 shares - *(2) (5)

Age:  50

-----------------------------------------------------------------------------

HAROLD LEEVER Mr. Leever joined MacDermid in 1938. He was elected President in 1954 and Chairman of the Board in 1977. Mr. Leever is currently Chairman emeritus. Mr. Leever is active in a number of organizations concerned with education, health and youth development.
Mr. Leever has a B.S. degree in Chemical
Engineering from Michigan State University.

Principal occupation - Director of MacDermid

Director since 1947

1,687,836 shares - 6.7% (1)

Member of the Executive and Nominating Committees.

Age:  85

-----------------------------------------------------------------------------

DANIEL H. LEEVER  Mr. Leever joined MacDermid in
1982.  In 1989, he was appointed Senior Vice
President and Chief Operating Officer. In the following year, he was appointed President and Chief Executive Officer. Mr. Leever attended undergraduate school at Kansas State University and the graduate school at the University of New Haven School of Business.

Principal occupation -Chairman of the Board and Chief Executive Officer of MacDermid

Director since 1989

2,078,541 shares - 8.3% (3)

Member of the Executive and Nominating Committees

Age:  50


-----------------------------------------------------------------------------

DONALD G. OGILVIE - Mr. Ogilvie has been
Executive Vice President of the American
Bankers Association since 1985.  He was from 1980 to
1985 a Vice President of Celanese Corporation and from 1977 to 1980 Associate Dean of Yale
University's School of Organization and Management.
Earlier he held posts in the U.S. Department of Defense and in the Executive Office of the President as Associate Director of National Security and
International Affairs in the Office of Management and Budget. Mr. Ogilvie has a B.A. degree from Yale
University and an M.B.A. from Stanford University's
School of Business.

Principal occupation - Executive Vice President of American Bankers
Association

Director since 1986

8,767 shares - *(2)

Member of the Audit, Compensation, Executive and Nominating Committees.

Age:  56

----------------------------------------------------------------------------

JAMES C. SMITH Mr. Smith is Chairman of the Board and Chief Executive Officer of
Webster Financial Corporation and its
subsidiary, Webster Bank of Connecticut.
He also serves, and has served since prior to 1987, as President of Webster. Mr. Smith is active in a number of organizations dedicated to enhancing the quality of life in the communities served by Webster. Mr. Smith has an AB degree from Dartmouth College.

Principal occupation - Chairman of the Board and Chief Executive Officer of Webster Financial Corporation and its subsidiary, Webster Bank of Connecticut.

Director since 1994

11,395 shares  - * (2)

Member of the Audit, Compensation, Executive and Nominating Committees.

Age:  50

------------------------------------------------------------------------------

THOMAS W. SMITH Mr. Smith is and since 1973 has been the Managing Partner of Prescott
Investors. He is on the board of directors of Catalina Marketing Corporation and the National Center for Policy Analysis.
Mr. Smith has a B.A. degree
from Miami University and an M.A. from the University of California at Berkeley.

Principal occupation - Managing Partner of Prescott Investors.

Director since 1989

1,906,000 shares - 7.6% (4)

Chairman of the Audit and Compensation Committees and a member of the Executive and Nominating Committees

Age:  71


 ............................................................................

* Indicates less than 1% of the outstanding shares of Common Stock.



Notes to Election of Directors

     (1) Includes 265,089 shares owned by his wife, Ruth Ann Leever, as to all of which shares Mr. Leever disclaims any beneficial interest, and 44,286 shares held by MacDermid's Profit Sharing and Employee Stock Ownership
Plans. BankBoston N.A., Mr. Daniel Leever and Mr. Thomas Leever as co-trustees of certain trusts, may have or succeed to the rights to vote 1,114,401 shares. A portion of the information for Mr. Leever was obtained from his amended Schedule 13G. MacDermid has entered into an agreement with Mr. Leever that up to the greater of $522,988 or the then face amount of a life insurance policy held by MacDermid on Mr. Leever's life will be used to purchase a portion of his MacDermid shares upon his death. The total purchases to be made are not to exceed the total of the state and federal estate taxes and funeral and administration expenses of Mr. Leever's estate. The price per share of such purchase is to be the market price at the time of death.

     (2) Owner has sole voting power.

     (3) Includes 90,813 shares held by MacDermid's Profit Sharing and Employee Stock Ownership plans (reported as of March 31, 1999), 90,000 shares which are subject to restrictions on transfer until June 14, 2000 and 67,000 shares which are subject to restrictions on transfer until April 19, 2002 under the terms of the Special Stock Purchase Plan and 462,065 shares which may be acquired upon exercise of options granted under the Special Stock Purchase Plan. Does not include options to purchase 500,000 shares of MacDermid Common Stock which were issued to Mr. Leever on July 6, 1998 in accordance with the terms of the MacDermid Incorporated Stock Option Plan dated July 6, 1998 because such options is contingent upon shareholder approval of the plan and will become exercisable only upon approval of the plan by the shareholders. Also includes 39,582, 29,583, 40,488, and 10,020 shares which are subject to restrictions on transfer until August 1, 1999, May 14, 2000, May 14, 2001, and May 14, 2002 respectively under the terms of the MacDermid 1995 Equity Incentive Plan. Includes 74,703 shares held in trust by Mr. Leever for his sons and 3,390 shares owned by his spouse, as to all of which Mr. Leever disclaims beneficial interest. This also includes 1,114,401 shares held by certain trusts established by Mr. Harold Leever, of which Mr. Daniel Leever is co-trustee.

     (4) Includes 1,809,108 shares held by partnerships in which Mr. Smith is a general partner and 45,000 shares held by Prescott Investors' Employee Profit Sharing Plan, as to all of which Mr. Smith shares voting and investment power and 51,872 shares held by Mr. Smith personally. A portion of the information for Prescott Investors, is taken from its amended Schedule 13G dated December 24, 1998.

    (5) Does not include options to purchase 100,000 shares of MacDermid Canning stock which were issued to Mr. Griebel on February 1, 1999 under the terms of the Stock Option Plan dated July 6, 1998 because such options are subject to shareholder approval of the plan and will only become exercisable upon such approval.

                               COMPENSATION COMMITTEE
                          REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee has furnished the following report on executive compensation in the fiscal year ended March 31, 1999.

                              EXECUTIVE COMPENSATION

     The Compensation Committee is primarily responsible for MacDermid's overall executive compensation policy of compensating MacDermid's officers competitively with those of comparable companies, rewarding exceptional performance where appropriate and providing incentive for future performance through cash incentive payments and equity incentives. In fiscal year 1999, MacDermid's executive compensation generally had three basic components: base annual salary, short-term cash incentive bonus and equity incentives (long term compensation).

     In establishing levels of annual salary, incentive bonus and equity incentives, the Committee generally considers, in order of emphasis, the following factors: (i) MacDermid's performance, or in certain cases group performance, relative to Committee expectations, (ii) the performance and achievements of MacDermid's executives, individually, and collectively, (iii) the responsibilities of each executive, (iv) the compensation practices of peer companies, and (v) the level of cash compensation and equity incentives required to attract and hold qualified executives.

     MacDermid uses a comparator group of specialty chemical companies, (the "Comparator Group") to serve as a factor for determining the appropriate cash and equity incentive components of the program. The companies in the Comparator Group are selected based upon their similarity to MacDermid, relative complexity, and scope. Earnings trends, return on equity and other performance measures are compared. The size and composition of the Comparator Group may change from year to year. The Comparator Group differed from the group of companies included in the Media General Specialty Chemical stock index used in the Comparative Stock Performance graph on page 10. The Media General Specialty Chemical stock index, which consists of approximately 70 companies, is too unwieldy to use for compensation purposes because of the large number of companies and their disparate compensation practices. The Comparator Group is not used in the performance graph principally because of the need to maintain consistency in the indices or peer groups used in the graph.

     Before considering the compensation factors discussed above, the Committee targets base annual compensation at a level which, together with incentive bonuses, would provide cash compensation to individual executives at below median market compensation levels for poor corporate or unit performance, at median market compensation levels for good performance, and above median market compensation levels for excellent performance.

     Executives, other than the Chief Executive Officer, were eligible to receive incentive bonuses pursuant to MacDermid's short-term Executive Incentive Compensation Plan, the purpose of which is to motivate executives to use their best efforts to enhance shareholder value through improvements in MacDermid's financial performance. The Committee used formulas in determining the amount of the executive incentive bonus. The formulas utilize at least one of the following three factors: (i) the increase in consolidated earnings per share averaged over the most recent two-year period (the "EPS Change"),
(ii) the relationship of net earnings to net sales ("ROS") and (iii) the relationship of net earnings to average shareholders' equity ("ROE"). An incentive bonus was paid with respect to a particular factor only if the EPS Change, ROS or ROE equaled or exceeded 3%, 4% and 14%, respectively. The factors may be measured on corporate or group performance. The amount of incentive bonus that is actually paid to corporate executive officers is subject to downward adjustment by the Committee based upon individual performance.

     During the fiscal year ended March 31, 1999 MacDermid's executives were eligible to receive equity incentives (Stock Options or Restricted Stock Awards) under the MacDermid Special Stock Purchase Plan (the "Special Stock Purchase Plan") and the MacDermid, Incorporated 1995 Equity Incentive Plan (the "Equity Incentive Plan"). Subject to shareholder approval of the plan, executives were eligible to receive stock options under the MacDermid Stock Option Plan dated July 6, 1998.


     The Committee administers the Plans, and awards equity incentives to executives and other employees of MacDermid. The purpose of awarding equity incentives under the Plans is to enable MacDermid to attract, retain and motivate its employees to exert their best efforts to enhance shareholder value by giving them the ability to participate in the long-term growth of MacDermid. The Committee generally considers the same factors in establishing the amounts of equity awards for MacDermid's executive officers as those listed above. The amounts of the awards are based upon the relative position of each executive officer within MacDermid and individual performance independent of the terms and amount of awards previously granted.

     Restricted Stock Awards issued under the Equity Incentive Plan generally consist of restricted stock having a fair market value equal to twenty (20) percent of the participant's annual bonus amount made in lieu of the allocable bonus amount plus a matching portion equal to a multiple or fraction of the shares awarded in lieu of the allocable bonus amount. The restricted stock awards may not be sold or transferred during a period of four (4) years from the date of the award. The restricted stock is forfeited to MacDermid if the participant's employment with MacDermid is terminated during the restricted period, except in the case of death, permanent disability, involuntary termination without cause or retirement. Such restrictions may, however, be waived by the Committee in its discretion from time to time.

     Subject to shareholder approval of the plan, stock options awarded under the MacDermid Stock Option Plan dated July 6, 1998 are in the form of options to purchase a specified number of shares of MacDermid common stock at an exercise price which is set at a premium over the market price on the date of the award. The actual premium is set by the Compensation Committee. The exercise prices for options granted during fiscal year 1999 ranged from 28% to 57% premium above the market price on the date of grant. The period for exercising an option will begin with the later of (a) the date of grant, or
(b) the date of approval of the plan by the Company's stockholders, and will end ten years after the date of grant. Vesting requirements, if any, are established by the Committee. Unless determined otherwise by the Compensation Committee, the exercise period will automatically terminate ninety (90) days after the grantee ceases to be employed by the Company on a full time basis, for any reason. Subject to shareholder approval of the plan, options were granted to Messrs. Griebel, Largan, Bolingbroke and Cordani to purchase 100,000; 40,000; 15,000; and 15,000 shares of MacDermid common stock under the terms of the plan during fiscal year 1999. The exercise prices for the foregoing grants were set at a premium to market price which ranged from 28% to 57% premium above market price on the date of grant. It is anticipated by the Compensation Committee that the grants of options to Messrs. Largan and Griebel are multi year grants and under normal circumstances Messrs. Largan and Griebel will not be awarded additional option grants until fiscal year 2003.

     Stock Options awarded under the Special Stock Purchase Plan are in the form of options to purchase a specified number of restricted shares of MacDermid Common Stock at an exercise price at least 66.6% of the market price of the Common Stock on the date of award. The options are generally exercisable only during the four-year period beginning on the date of award. However, at the 1996 Annual Meeting, the shareholders approved amendments to the Special Stock Purchase Plan which may extend the foregoing exercise period under certain conditions. The shares of Common Stock acquired upon any exercise are treated as restricted stock for a period of four years commencing on the date of exercise. Such shares may not be sold during such period (other than to MacDermid at the exercise price) and must be resold to MacDermid at the exercise price if the participant's employment with MacDermid is terminated during such period, except in the case of death, retirement, permanent disability or involuntary termination without cause. Such restrictions may, however, be waived by the Committee in its discretion from time to time. No options were granted under the special Stock Purchase Plan during fiscal years 1998 and 1999.

The Committee believes that the Plans allow executive officers to participate in the enhancement of shareholder value.


                         CHIEF EXECUTIVE OFFICER COMPENSATION

Compensation for Daniel H. Leever, MacDermid's Chairman and Chief Executive Officer, was determined in accordance with the terms of the MacDermid, Incorporated Executive Compensation Plan, the material terms of which were approved by the Company's shareholders at the 1998 Annual Meeting. Under the terms of the plan, no base salary was paid to Mr. Leever. The amount of performance based short-term annual compensation which was paid to Mr. Leever was based directly and solely upon the following factors: (I) earnings per share, and (ii) the two-year average of earnings per share growth. Compensation under the plan was determined in two components. The first component was determined by multiplying $6,000.00 by the number of cents per share the Company has earned for the fiscal year up to $1.00. The second component was determined by multiplying $6,000.00 by the number of cents per share earned by the Company, during the fiscal year, above $1.00 further multiplied by a factor of from 0 to 2.5, which factor is determined based upon the two year average of earnings per share growth. For fiscal year 1999, the two year average growth in earnings per share was approximately 30%, and as a result the factor was 2.5. Mr. Leever's annual performance based compensation was determined and paid solely in accordance with the terms of the plan as noted above.

     During fiscal year 1999, Mr. Leever was awarded 10,020 shares of restricted stock under the terms of the 1995 Equity Incentive Plan. In addition, subject to shareholder approval of the plan, Mr. Leever was awarded options to purchase 500,000 shares of MacDermid common stock under the terms of the MacDermid, Incorporated Stock Option Plan dated July 6, 1998 at an exercise price which was set at a 50% premium to the market price on the date of grant. It is anticipated by the Compensation Committee that the grant of options to Mr. Leever is a multiyear grant and under normal circumstances, Mr. Leever will not be awarded additional option grants until fiscal year 2003.


                    Respectfully submitted by,


                    THE COMPENSATION COMMITTEE
                          Thomas W. Smith, Chairman
                          Donald G. Ogilvie
                          James C. Smith

                          SUMMARY COMPENSATION TABLE

The following Summary Compensation Table summarizes annual, long-term and other compensation paid by MacDermid and its subsidiaries for each of its three fiscal years ended March 31, 1999 to MacDermid's Chief Executive Officer and four other most highly compensated officers.

                                                         Long-Term
                                                        Compensation
                     Annual Compensation                 Awards
                     -------------------                ------------
                                             Securities
                                             Underlying    Value of
                                               Options    Restricted
                                                           Stock          All
Name and              Year  Salary     Bonus               Awards       Other
principal                                                         Compensation
position                     ($)       ($)<F1>  (#)<F2>     $<F3>      ($)<F4>
------------------------------------------------------------------------------
Daniel H. Leever      1999       0   1,125,000   500,000   328,155   3,389,655
Chairman and          1998  275,000    683,032    12,065   583,702     720,596
Chief Executive       1997  275,000    601,340         0   139,697      33,162
Officer

R. Nelson Griebel     1999   31,250     75,000   100,000   741,250     170,416
President and         1998      -          -         -         -           -
Chief Operating       1997      -          -         -         -           -
Officer

Stephen Largan        1999   35,342     25,000    40,000       -         4,064
Vice President        1998      -          -         -         -           -
                      1997      -          -         -         -           -

Gregory M. Bolingbroke
Controller            1999   99,017     78,000    15,000    28,558      17,657
                      1998   94,102     56,460         0    36,243      18,300
                      1997   90,125     72,100         0    21,165      15,122

John L. Cordani       1999   99,017     78,000    15,000    57,116      15,215
Secretary/General     1998   94,100     56,460         0    24,523      11,389
Counsel               1997   89,095     48,800         0    22,440       6,313

------------------------------------------------------------------------------

    <F1>  The bonuses reported were actually paid in the following fiscal year but calculated and accrued based upon performance in the fiscal year indicated in each case.





    <F2>  Awarded in fiscal year indicated. Awards listed include options to purchase 500,000; 100,000; 40,000; 15,000; and 15,000 shares of MacDermid
Common Stock for Messrs. Leever, Griebel, Largan, Bolingbroke, and Cordani respectively which options were granted pursuant to, and subject to Shareholder approval of, the MacDermid Incorporated Stock Option Plan and which options will become exercisable only upon shareholder approval of the Stock Option Plan.

    <F3>     Awarded in fiscal year indicated.  Amounts reported represent the dollar value of the restricted stock awards on the date of grant. On March 31, 1999, the market price for MacDermid common stock was 33-15/16 per share and the restricted stock awards made in fiscal year 1999 had a value of $340,054; $678,750; $29,593; and $59,187 in respect of Messrs. Leever,
Griebel, Bolingbroke and Cordani respectively. The amounts reported for fiscal year 1999 represent grants of 10,020; 20,000; 872 and 1,744 shares of MacDermid common stock in respect of Messrs. Leever, Griebel, Bolingbroke and Cordani respectively. All restricted stock awards were made under the terms of the 1995 Equity Incentive Plan.

    <F4>       Amounts listed for fiscal year 1999 include deemed
compensation, which arose from restrictions lapsing on certain optioned shares exercised under the MacDermid Incorporated Special Stock Purchase Plan, in the amount of $3,367,271 for Mr. Leever. The foregoing options were granted on November 18, 1991 and November 23, 1993 and were exercised on May 31, 1994 and June 2, 1997 respectively. Amounts listed for fiscal year 1999 also include $169,687.50 of deemed compensation arising out of a lifting of restrictions on certain restricted shares granted to Mr. Griebel which is included in the total value of restricted share grants for Mr. Griebel noted in footnote 3 above. Amounts listed for 1999 also include payments by MacDermid for premiums for split dollar life insurance in the amount of $4,384 on behalf of, Mr. Leever; contributions to the E.S.O.P. in the amounts of $5,600, $729, $1,237, $5,442, and $5,476 on behalf of, respectively, Messrs. Leever, Griebel, Largan, Bolingbroke, and Cordani; contributions to the Profit Sharing Plan in the amounts of $2,400, $2,332, $2,332, on behalf of, respectively, Messrs. Leever, Bolingbroke and Cordani.



                   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES
     The following table provides information with respect to the aggregate number of unexercised options held by the Chief Executive Officer and the named officers as of March 31, 1999.


                  Shares                   Number of             Value of
                  Acquired               Securities Underlying   Unexercised
                  on                       Unexercised           In-the-money
                  Exercise       Value     Options  at           Options at
                  During Fiscal  Realized  FY-end (#)<F2>       FY-end ($)<F3>
Name               1999  #        $<F1>    Exercisable/          Exercisable/
                                           Unexercisable         Unexercisable
------------------------------------------------------------------------------
Daniel H. Leever     90,000     2,740,995  462,065/500,000       $13,544,732/0

R. Nelson Griebel       0           0            0/100,000             0/0
Stephen Largan          0           0             0/40,000             0/0
Gregory M. Bolingbroke  0           0             0/15,000             0/0
John L. Cordani         0           0             0/15,000             0/0

    <F1>  Value is determined as the spread between the exercise price and the market price on the date of exercise.

    <F2>  462,065 of Mr. Leever's options were exercisable on the date of grant and at March 31, 1999. The additional 500,000 of Mr. Leever's options are subject to and will become exercisable upon shareholder approval of the MacDermid, Incorporated Stock Option Plan dated July 6, 1998.

    <F3>  Value is only reported for the 462,065 options belonging to
          Mr. Leever which were exercisable on March 31, 1999 .
          All of the options reported for Messrs. Griebel, Largan, Bolingbroke and Cordani and 500,000 of the options reported for Mr. Leever are subject to and will become exercisable only upon shareholder approval of the MacDermid, Incorporated Stock Option Plan dated
          July 6, 1998 and were all granted at exercise prices at a premium above the share price at the date of the grant, which premiums ranged from 28% - 57% based upon market price on the date of grant, and remained at a premium to the share price at March 31, 1999. Calculated using a market value per share at March 31, 1999 of 33-15/16.




                       OPTION GRANTS IN LAST FISCAL YEAR



     The following table sets forth certain information regarding options granted during the fiscal year ended March 31, 1999 by the Company to each of the named executive officers:

                      Number   Percemt                   Potential Realizable
                       Of      of Total                 Value at Assumed Rates
                     Shares    Options                        of Stock Price
                   Underyling  Granted                      Appreciation for
                     Options   to all    Exercise Expir-    Option Term
                     Granted   Employees  Price   ation       <F2>
Name                   <F1>    in FY1999 ($/Share) Date      5%$        10%$
------------------------------------------------------------------------------
Daniel H. Leever       500,000   75%     $45.00   7/6/08  1,945,000 16,405,000
R. Nelson Griebel      100,000   15%     $55.00   2/1/09    628,700  4,259,000
Stephen Largan          40,000    6%     $55.00   2/1/09    251,480  1,703,600
Gregory M. Bolingbroke  15,000    2%     $45.00   2/1/09    244,305    788,850
John L. Cordani         15,000    2%     $45.00   2/1/09    244,305    788,850




<F1>     Represents options granted under the MacDermid Incorporated Stock
Option Plan dated July 6, 1998 subject to shareholder approval of the plan. All options granted will only become exercisable upon shareholder approval of this plan. The exercise prices for the foregoing options were set at exercise prices which ranged from 28% to 57% premium above the market price for MacDermid common stock on the day of grant.

<F2>     Calculated based upon the market price of MacDermid common stock on the date of grant.


                               EMPLOYEES PENSION PLAN

     The MacDermid Employees Pension Plan (the "Pension Plan") is a qualified defined benefit plan. Pension payments may be made under the Pension Plan upon normal retirement commencing when an executive reaches age 60 based upon credited years of service up to a maximum of 30 years. Annual benefits are calculated on a single-life annuity basis and are subject to offsets for (i) amounts based on the value of the executive's interest in the Profit Sharing Plan as of March 31, 1976, if any, and (ii) 0.45% of the lesser of covered compensation or final average compensation, as defined by the Internal Revenue Code (the "Code") Section 401(1), multiplied by the years of service.

     Under the MacDermid, Incorporated Supplemental Executive Retirement Plan (the "Supplemental Plan"), executive officers are entitled to the difference between the benefits actually paid to them under the Pension Plan and the benefits which they would have received under the Pension Plan were it not for certain restrictions imposed under the Code relating to the amount of benefits payable under the Pension Plan and the amount of annual compensation which may be taken into account in determining benefits under the Pension Plan.

     Assuming that there are no changes in the Pension Plan and that participants historically have had earnings at least equal to the maximum Social Security wage base in each year of employment with MacDermid, the following table illustrates the estimated annual benefit payable for life under the Pension Plan and the Supplemental Plan to an employee retiring at age 60 on March 31, 1999 with maximum service under the Plan of up to 30 years. These benefits neither reflect an offset for the participant's March 31, 1976 interest in the Profit Sharing Plan nor do they recognize a Social Security supplement which is payable under the Pension Plan until the employee reaches age 65.

                ESTIMATED ANNUAL PENSION PAYABLE AT NORMAL RETIREMENT
                        BASED ON YEARS OF SERVICE INDICATED
-----------------------------------------------------------------------
Final Average
  Earnings     10 Years     15 Years        20 Years     25 Years   30 Years
------------------------------------------------------------------------------
$150,000        20,505      30,758           41,010      51,263       61,516
$200,000        28,005      42,008           56,010      70,013       84,016
$250,000        35,505      53,258           71,010      88,763      106,516
$300,000        43,005      64,508           86,010     107,513      129,016
$350,000        50,505      75,758          101,010     126,263      151,516
$400,000        58,005      87,008          116,010     145,013      174,016
$450,000        65,505      98,258          131,010     163,763      196,516
$500,000        73,005     109,508          146,010     182,513      219,016
$600,000        88,005     132,008          176,010     220,013      264,016
$700,000       103,005     154,508          206,010     257,513      309,016
$800,000       118,005     177,008          236,010     295,013      354,016
$900,000       133,005     199,508          266,010     332,513      399,016

     Covered compensation under the Pension Plan includes an employee's annual salary and bonus, which, for the Chief Executive Officer and four other named officers, is set forth in the Summary Compensation Table. Messrs. Leever, Griebel, Largan, Bolingbroke, and Cordani have 18, 0, 0, 6, and 13 years of credited service, respectively, under the Pension Plan.

                          COMPARATIVE STOCK PERFORMANCE


     The following graph and chart compare, during the five-year period commencing March 31, 1994 (at the market close) and ending March 31, 1999, the annual change in the cumulative total return on MacDermid's Common Stock with the Standard and Poors 500 and the Media General Specialty Chemicals Stock indices, assuming the investment of $100 on March 31, 1994 (at the market close) and the reinvestment of any dividends.


                          FIVE YEAR CUMULATIVE TOTAL RETURN


                                   (Graph)





     (The graph provided here has three data lines. Each line provides a representation of the cumulative total return achieved on MacDermid Common Stock, the Standard and Poors 500 and the Media General Specialty Chemicals Stock indices respectively. The three lines each begin at $100 and then diverge, connecting each of their respective five other data points. The lines for the Standard and Poors Index and for Specialty Chemicals Index are similar and show fairly even growth from 1994 to 1999. MacDermid's data line increases well above the comparator indices by the end of 1995 and continues to reflect superior comparative performance through 1999.)

     Past share performance should not be viewed as necessarily indicative of future performance.

Graph Dollar Values  1994     1995      1996      1997     1998      1999
-------------------------------------------------------------------------
MacDermid, Inc.      100      169       261       417      1,038     1,229

Standard & Poors     100      116       153       183        27       321
500

Specialty Chemicals  100      105       116       117       152       111


                     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND OF MANAGEMENT

     The following table sets forth information as of May 28, 1999, (unless otherwise noted) with respect to ownership of common stock by any person known by to MacDermid to be a beneficial owner of more than 5% of its common stock, by MacDermid's C.E.O. and four other most highly compensated officers and by all directors and officers of MacDermid as a group. Unless otherwise noted, each person has sole voting and disposition power with respect to such person's shares. The total shares of common stock beneficially owned by the officers includes the right to acquire ownership through exercisable stock options.

-----------------------------------------------------------------------------

                                        Number of Shares          Percent
     Beneficial Owner                    Beneficially Owned       of Class
-----------------------------------------------------------------------------
     FIVE PERCENT BENEFICIAL OWNERS
     Harold Leever                           1,687,836 <F1>           6.7%
     366 Guilds Hollow Road
     Bethlehem, Connecticut 06751

     MacDermid Employees Profit Sharing,     3,734,332 <F2>          14.8%
     Pension and Stock Ownership Plans
     245 Freight Street
     Waterbury, Connecticut  06702

     Thomas W. Smith and                     1,906,000 <F1>          7.6%
     Prescott Investors
     323 Railroad Avenue
     Greenwich, Connecticut 06830

     Bank of Boston Corporation              2,112,426 <F3>          8.4%
     100 Federal Street
     Boston, Massachusetts 02110

     Vanguard/Primecap Fund, Inc.            1,701,000 <F5>         6.8%
     P.O. Box 2600
     Valley Forge, PA 19482

     FMR CORP.                               1,329,325 <F6>          5.3%
     82 Devonshire Street
     Boston, MA 02109-3614


     Daniel H. Leever                         2,078,541 <F1>           8.3%
     133 Railtree Hill Road
     Woodbury, CT 06798




     Thomas M. Leever                         1,329,325 <F4>           5.3%
     R.R. Box 230
     Perkinsville, VT. 05151



     NAMED EXECUTIVE OFFICERS

     Daniel H. Leever                         2,078,541<F1>           8.3%
     R. Nelson Griebel                           22,060<F7>            *
     Stephen Largan                               1,430<F7>            *
     Gregory M. Bolingbroke                      21,398<F7>            *
     John L. Cordani                             14,800<F7>            *
     All Directors and Officers               5,755,103<F1><F7>      22.9%
     as a group (9 persons)
----------------------------------------------------------------------------
*Less than 1% of shares outstanding

    <F1>  Additional explanation of the shares beneficially owned by the
Directors is provided in the footnotes under Election of Directors.

    <F2>  3,341,077 shares in the MacDermid Employees Profit Sharing and
Employee Stock Ownership Plans, which are beneficially owned by the Trustee of the plans, Prudential Insurance Co. and 393,255 shares in the MacDermid, Incorporated Employees Pension Plan are beneficially owned by the Trustee of the plan, Investors Bank & Trust Company, 24 Federal Street, Boston, MA
02110. Under the terms of the Profit Sharing Plan and the ESOP, participants have the right to vote the shares credited to their accounts; however, the Trustee may, in its discretion, vote any shares (including unallocated shares) not voted by the participants. The trustee of the Pension Plan may vote all the MacDermid shares beneficially owned thereunder.

    <F3>  The information for BankBoston, N.A.("BOB") is taken from its
Schedule 13G dated February 14, 1997. BOB has sole voting power with respect to 826,290 shares, shared voting power with respect to 1,286,136 shares, sole dispositive power with respect to 624,009 shares and shared dispositive power with respect to 1,488,417 shares.

    <F4>  Includes 1,114,401 shares held by certain trusts established by
Mr. Harold Leever, of which Mr. Thomas Leever is co-trustee.

    <F5>  The information for Vanguard Primecap Fund, Inc. is taken from its
Schedule 13G dated February 10, 1999.

    <F6>     The information for FMR Corp. ("FMR") is taken solely from its Schedule 13G dated February 10, 1999.  Fidelity Management
& Research Company ("Fidelity), a wholly owned subsidiary of FMR and a registered investment adviser, is the beneficial owner of 1,298,400 shares or approximately 5.2% of MacDermid Common
Stock. FMR, through control of Fidelity, has sole power to dispose of those 1,298,400 shares of MacDermid Common Stock.
Neither FMR nor Edward C. Johnson, 3rd, the Chairman of FMR, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds' Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds'
Board of Trustees.  Fidelity Management Trust Company ("FMT"), a



wholly owned subsidiary of FMR and a bank as defined under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is the beneficial owner of 308,400 shares of MacDermid Common Stock or approximately 1.3% of the MacDermid Common Stock outstanding as a result of its serving as investment manager of the institutional account(s). Each of Mr. Johnson and FMR, through control FMT, has sole dispositive power over those 308,400 shares and sole power to vote or to direct the voting of 302,100 shares and no power to vote or to direct the voting of 6,300 shares of MacDermid Common Stock owned by institutional account(s). The Johnson family, through their ownership of voting stock and a stockholders agreement, are a control group with respect to FMR. Fidelity International Limited ("FIL") is the beneficial owner of 1,900 shares of MacDermid Common Stock or .007% of the MacDermid Common Stock outstanding. FIL has sole power to vote and the sole power to dispose of 1,900 shares of MacDermid Common Stock. A partnership controlled by Mr. Johnson and members of his family control 39.89% of the total votes which may be cast by all holders of FIL voting stock. FMR and FIL are of the view that they are not acting as a "group" for the purposes of Section 13(d) under the Exchange Act.

    <F7>Includes 60; 230; 9,950; and 9,771 shares which held by Messrs.
Griebel, Largan, Bolingbroke, and Cordani respectively in the MacDermid Profit Sharing and Employee Stock Ownership Plans
(reported as of March 31, 1999) as well as 15,000; 7,868; and 5,029 held by Messrs. Griebel, Bolingbroke, and Cordani which are subject to restrictions on transfer under the terms of the MacDermid, Incorporated 1995 Equity Incentive Plan. Does not include options to purchase 100,000; 40,000; 17,200; and 17,200 of MacDermid Common Shares granted to Messrs. Griebel, Largan, Bolingbroke, and Cordani respectively under the MacDermid Stock Option Plan which option grants are subject to shareholder approval of the foregoing plan, and which will become exercisable only upon shareholder approval of this plan.



                        INTEREST OF MANAGEMENT AND OTHERS
                  IN CERTAIN TRANSACTIONS AND FAMILY RELATIONSHIPS

     Harold Leever is a Director, and a nominee for Director of MacDermid. Mr. Leever's son, Daniel H. Leever, is Chief Executive Officer, Chairman of the Board and a nominee for Director of MacDermid.

                          ADDITIONAL INFORMATION RELATING TO
                         THE BOARD OF DIRECTORS AND COMMITTEES


     The Board of Directors held a total of five (5) regular meetings during the 1999 fiscal year. Each of the current members of the Board of Directors attended all of the meetings of the Board and the committees of which they were members. The Board has Audit, Compensation, Executive and Nominating Committees.

     The Audit Committee recommends independent auditors, reviews the scope of the audit examination and the independence of the auditors, reviews and approves non-audit services provided by the auditors, reviews findings and recommendations of the auditors and management's response thereto and reviews MacDermid's internal audit function. The Committee met two (2) times during the 1999 fiscal year. Members of the Committee are: Thomas W. Smith, Chairman, Donald G. Ogilvie and James C. Smith.

     The Compensation Committee reviews and makes recommendations to the Board with respect to officer compensation and it administers the MacDermid, Incorporated Special Stock Purchase Plan and the MacDermid, Incorporated Stock Option Plan, determining the persons to whom stock options are to be granted, the number of options to be granted, the conditions of the grant, and the manner in which the exercise price shall be payable. The Committee also administers the MacDermid, Incorporated 1995 Equity Incentive Plan. The Committee, which met two (2) times during the 1999 fiscal year, includes
Mr. homas W. Smith, Chairman; Donald G. Ogilvie and James C. Smith.

      The Executive Committee may exercise, subject to limitations prescribed by law, those powers assigned to it by the Board of Directors. The Committee, which did not meet during the 1999 fiscal year, includes R. Nelson Griebel, Daniel H. Leever, Harold Leever, Donald G. Ogilvie, Thomas W. Smith, and James
C. Smith.

     The Nominating Committee reviews and makes recommendations to the Board with regard to director nominees. Any shareholder wishing to recommend a nominee to the Board should do so in writing addressed to John L. Cordani, Corporate Secretary, MacDermid, Incorporated, 245 Freight Street, Waterbury, Connecticut 06702-0671. The Committee, which met once during the 1999 fiscal year, includes Daniel H. Leever, Harold Leever, Donald G. Ogilvie, Thomas W. Smith, and James C. Smith.

     Directors who are employees of MacDermid received no compensation in addition to their salaries and benefits received as employees. Directors who are not employees were paid $500 for each meeting of the Board attended, an additional $500 for each meeting of the Board exceeding four hours duration, $150 for each committee meeting attended not coincident with a meeting of the Board, a quarterly cash retainer of $750, and an annual retainer of $8,000 payable in shares of MacDermid Common Stock. MacDermid provided up to $50,000 group term life insurance for each outside director for which it paid a total of $635 in premiums during the 1999 fiscal year.

                                           ITEM 2.

               PROPOSAL TO APPROVE THE MACDERMID, INCORPORATED
                        STOCK OPTION PLAN DATED JULY 6, 1998

     On July 6, 1998, the Board of Directors adopted, subject to approval by the shareholders, the MacDermid, Incorporated Stock Option Plan (the "Plan") which provides for the ability to grant, to all employees and directors of MacDermid and its subsidiaries,options to purchase MacDermid Common Stock at exercise prices which are set by MacDermid's Compensation Committee at a premium to market on the date of grant and under the terms and conditions of the Plan. Currently there are six (6) directors, five (5) executive officers and approximately 1,800 other employees world-wide who would be eligible to receive option grants under the Plan.

     The Board believes that it is advisable to adopt the Plan because it will enable MacDermid and its subsidiary corporations to grant their employees and directors the means to acquire a proprietary interest in MacDermid, thereby providing additional financial incentives for such employees and directors to contribute to MacDermid's growth and profitability. Further, The Board believes that the advisability of such incentives will be a factor in attracting and retaining these highly competent individuals upon whose judgment and leadership, MacDermid's continuing success in large measure depends. Since the plan provides for option grants at a premium to market, the incentives provided closely align the grantee's interests with the interest of MacDermid's shareholders. The Board of Directors unanimously recommends that the shareholders approve the Plan.


     The principal provisions of the Plan are summarized below. This summary is qualified in its entirety by reference to the Plan, a copy of which is attached hereto as Exhibit A.

     The Plan is administered by a committee of not fewer than two members of the Board of Directors (the "Committee"), each of whom must be a "disinterested person" within the meaning of Rule 16b-3(c) under the Securities Exchange Act of 1934, as amended ("Rule 16b-3") and an "outside director" within the meaning of section 162(m)(4)(c)(i) of the Internal Revenue Code (the "Code"). The Committee may adopt such rules and regulations as it may deem desirable for administration of the Plan.

     On May 28, 1999, the closing price of share of a MacDermid Common Stock on the New York Stock Exchange was $40.25.

     Under the plan, options may be granted for an aggregate, subject to certain adjustments, of up to 1,500,000 shares of Common Stock. Such shares may be treasury shares or may be authorized and unissued shares. The option exercise price must be set at a premium over the fair market value of the stock at the time the option is granted. The Committee will determine the magnitude of the premium and shall determine vesting provisions , if any. The period for exercising an option ("Exercise Period") will begin with the later of (a) the date of grant, or (b) the date of approval of the Plan by MacDermid's shareholders, and will end ten (10) years after the date of grant. Unless specifically determined otherwise by the Committee, the exercise period will automatically terminate ninety (90) days after the grantee ceases to be employed by MacDermid on a full time basis, for any reason.

     Subject to shareholder approval, all options granted under the Plan will vest in and become exercisable by the grantee immediately upon grant by the Committee, except as otherwise provided by the Committee at the time of grant. Full payment for shares purchased, together with the amount of any exercise due in respect of the sale issue thereof, will be paid at the time of exercise of an option.

     Unless specifically determined otherwise by the Committee, options granted under the Plan are not assignable or transferable by a participant except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974 or the rules thereunder.

     The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (a) no such action will be taken which impairs the rights of any participant under any outstanding option without such participant's consent, and (b) no amendment will be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement.

     In the event that MacDermid's outstanding shares of Common Stock are increased or decreased as the result of a stock dividend, stock split, recapitalization or other similar event, the number of shares available for issuance under the Plan may be adjusted to the extent the Committee deems appropriate to preserve the rights of the participants.

     In addition, if MacDermid reclassifies or exchanges outstanding shares of Common Stock, consolidates or merges with or into another corporation or otherwise recapitalizes or reorganizes (other than with a subsidiary controlled by MacDermid) or sells or conveys to another corporation all or substantially all of MacDermid's assets (each a "Reorganization"), the Committee shall have the right to substitute in any previously granted options the same kind and amount of securities and property which the participant would have been able to acquire if the participant had exercised such option immediately before the first of such Reorganizations and continued to hold such securities and property less all securities and property to be surrendered in connection with such Reorganizations.

     A person who is granted an option under the Plan will not have taxable income on the date of grant unless the option has a readily ascertainable fair market value at that time. However, generally there is no such readily ascertainable fair market value for these options. The holder of an option granted under the Plan that does not have taxable income on the date of grant will be deemed to have received compensation income on the date of exercise equal to the difference between the option exercise price and the fair market value of the shares on the date of exercise. The optionee's basis in such shares will be increased by the amount which is deemed compensation income. For the year in which such an option is exercised, the Company will be entitled to a deduction equal to the amount the optionee is required to include in his or her income as compensation, provided the Company satisfies its reporting requirements. When the optionee disposes of such shares, he or she will recognize capital gain or loss in an amount equal to the difference between the amount realized on disposition and the basis in the shares (as increased by the amount of compensation income previously realized by the optionee). Any capital gain on an optionee's disposition of shares that are held for more than 12 months will be subject to tax at a maximum long-term capital gain rate of 20%. Any capital gain on an optionee's disposition of shares held for 12 months or less will be subject to tax at ordinary rates.

     The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended. The Plan is not intended to be qualified under Section 401(a) of the Code.

     As of May 28, 1999, options have been granted under the Plan, subject to shareholder approval of the Plan, to purchase an aggregate total of 741,650 shares of common stock of which 674,400 have been granted to executive officers and 67,250 have been granted to other employees. No options have been granted to non-employee directors as of May 28, 1999. All options granted will become exercisable only upon approval of the Plan by the Company's shareholders. In accordance with the Plan, all of the foregoing options were granted with an exercise price above the fair market value of the shares on the date of grant. The exercise prices on the foregoing options ranged from a 28% to a 57% premium above the market price on the date of the grant. The exercise price for all of the foregoing options currently exceeds the fair market value of the shares as of May 28, 1999.

<CAPTIPN>
----------------------------------------------------------------------------
                    MacDermid Incorporated Stock Option Plan
                              Dated July 6, 1998
----------------------------------------------------------------------------
                                        Dollar               Number of Shares
Name and Position                       Value ($)<F1>         Underlying
                                                            Option Grants<F2>
----------------------------------------------------------------------------
Daniel H. Leever, Chairman and C.E.O.       0                    500,000
R. Nelson Griebel, President and C.O.O.     0                    100,000
Stephen Largan, Vice President              0                     40,000
Gregory M. Bolingbroke, Controller          0                     17,200
John L. Cordani, Secretary and General
 Counsel                                    0                     17,200

Executive Group                             0                    674,400

Non-Executive Directors                     0                         0

All Employees                               0                    741,650

----------------------------------------------------------------------------

<F1>     Reported as of May 28, 1999.
        As of May 28, 1999 the exercise price of all options granted exceeded the market price for MacDermid common stock.

<F2>     Reported as of May 28, 1999.


     The Board of Directors recommends a vote for approval of the MacDermid, Incorporated Stock Option Plan, dated July 6, 1998. Approval of this proposal will require the affirmative vote of a majority of the common shares which are represented at the Annual Meeting of Shareholders.


       THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL



                             INDEPENDENT ACCOUNTANTS

     The independent public accountants for MacDermid for fiscal year 1999 were KPMG Peat Marwick("KPMG"), which firm has been selected to be MacDermid's auditors for fiscal year 2000 by the Board of Directors. At the Meeting, a representative of KPMG will have the opportunity to make a statement if he or she wishes to do so and will be available to answer any appropriate questions that may be asked by shareholders.

              SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Shareholder proposals for inclusion in the proxy statement relating to the 2000 annual meeting must comply in all respects with the rules and regulations of the Securities and Exchange Commission and be received at MacDermid's principal executive offices at 245 Freight Street, Waterbury, Connecticut 06702-0671 no later than February 21, 2000. Such proposals should be addressed to the attention of John L. Cordani, Corporate Secretary.

Proxies colicited by the Board of Directors for the 2000 annual meeting will cover discretionary authority to vote on any matters to come before the annual meeting with respect to which the Company does not receive notice prior to May 8, 2000.







                                  MISCELLANEOUS



The Board of Directors knows of no matters other than those referenced in the Notice of Annual Meeting which are to be brought before the Meeting. However, if any other matters are properly presented, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with their best judgment.

     It is important that Proxies be returned prior to the Meeting. Shareholders are urged to sign and date the enclosed Proxy and promptly return it in the enclosed envelope.



               June 21, 1999               JOHN L. CORDANI
                                        Corporate Secretary





     MacDermid, Incorporated will provide without charge, to any shareholder, upon written request, a copy of its Annual Report on Form 10-K to the Securities and Exchange Commission for the fiscal year ended March 31, 1999. Such request should be directed to John L. Cordani, Corporate Secretary, MacDermid, Incorporated, 245 Freight Street, Waterbury, Connecticut 06702-0671.

                                  Exhibit A

MACDERMID, INCORPORATED
STOCK OPTION PLAN
Dated July 6, 1998



     1. Purposes. The purposes of the MacDermid, Incorporated Stock Option Plan (the "Plan") are (i) to enable MacDermid, Incorporated and its subsidiary corporations (hereinafter referred to, unless the context otherwise requires, as the "Company") to grant to its employees and directors the means to acquire a proprietary interest in the Company, in order that such persons will have additional long term financial incentives to contribute to the Company's growth and profitability, and (ii) to enhance the ability of the Company to attract and retain in its employ individuals of outstanding ability upon whom the success of the Company will depend.

     2. Administration. The Plan shall be administered by a committee of not fewer than two members of the Board of Directors (the "Committee") appointed by the Board of Directors of the Company (the "Board"). Each member of the Committee shall be a "disinterested person" within the meaning of Rule 16b-3(b) under the Securities Exchange Act of 1934, as amended (the "Act") and an "outside director" within the meaning of Section 162(m)(4)(C)(i) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee may adopt such rules and regulations as it may deem necessary or advisable for the administration of the Plan.

     3. Grant of Awards. Subject to the terms and provisions of the Plan, options to purchase shares of Common Stock of the Company shall be granted on behalf of the Company by the Committee. Subject to the terms of the Plan, the Committee may place restrictions on options granted, as the Committee deems appropriate.

     4. Shares Subject to the Plan. Subject to adjustment as provided herein, an aggregate of one million five hundred thousand (1,500,000) shares of the Common Stock of the Company (the "Common Stock"), shall be available for issuance pursuant to options granted under the Plan. Such shares may be authorized and unissued shares or shares held in the Company's treasury. All shares subject to options that shall have terminated or shall have been forfeited in whole or in part or canceled for any reason (other than by surrender for cancellation upon any exercise of all or part of such options) shall be available for issuance pursuant to options granted subsequently under the Plan. In no event shall any employee receive, in any calendar year, options to purchase more than one million shares.

     5. Participants. All employees and directors of the Company shall be eligible to receive options and thereby become participants in the Plan. Receipt of an option shall in no way be deemed to constitute a contract or promise of continued employment by the Company.

     6. Option Price. The purchase price per share purchasable upon exercise of an option under the Plan shall be set by the Committee at a premium over the fair market value of such shares at the time the option is granted, with such premium to be determined by the Committee.

     7. Vesting. Subject to shareholder approval, all options granted under the Plan shall vest in and become exercisable by the grantee immediately upon grant by the Committee, except as otherwise provided by the Committee at the time of grant.

     8. Option Period. Subject to Section 12, the period for exercising an option (the "Exercise Period") shall begin on the later of (i) the date of grant, and (ii) the date of approval of the Plan by the Company's shareholders, and shall end ten (10) years after the date of grant. Notwithstanding the foregoing, unless specifically determined otherwise by the Committee, the Exercise Period shall automatically terminate ninety (90) days after the grantee ceases to be employed by the Company on a full time basis, for any reason.

     9. Payment for Shares and Related Matters. Full payment for shares purchased, together with the amount of any tax or excise due in respect of the sale and issue thereof, shall be paid at the time of exercise of an option and shall be made in cash or by certified or bank cashier's check or, in the discretion of the Committee, in whole or in part by delivery of shares of Common Stock of the Company having a fair market value at the date of such delivery (determined in a manner approved by the Committee) of not less than the amount for which payment is being made by delivery of the shares. The Company shall issue no certificates for shares until (a) full payment therefor has been made and (b) the participant purchasing such shares provides for payment to (or withholding by) the Company of all amounts required under then applicable provisions of the Internal Revenue Code of 1986, as amended, and state and local tax laws to be withheld with respect to such purchase, and a participant shall have none of the rights of a stockholder until certificates for the shares purchased are issued to him or her.

     10. Nontransferability. Unless specifically determined otherwise by the Committee, no option shall be assignable or transferable by a participant otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act of 1974, or the rules thereunder. Each option shall be exercisable during the lifetime of a participant only by such participant, except that, if permissible under applicable law, an option may also be exercised by the guardian or legal representative of a participant.

     11. Effect of Changes in Common Stock. In the event that the outstanding shares of Common Stock of the Company are increased or decreased as a result of a stock dividend, stock split, recapitalization or other means having the same effect, the number of shares available for issuance under the Plan, the number of shares issuable pursuant to any outstanding option, and the exercise price of any option outstanding under the Plan, shall be adjusted as the Committee shall deem appropriate, in its sole discretion, to preserve unimpaired the rights of the participants. All determinations made by the Committee hereunder shall be conclusive and binding upon the participants.

     12. Effect of Reorganizations. In case of any one or more reclassifications, changes or exchanges of outstanding shares of Common Stock or consolidations of the Company with, or mergers of the Company into, other corporations, or other recapitalizations or reorganizations (other than consolidations with a subsidiary in which the Company is the continuing corporation and which do not result in any reclassifications, changes or exchanges of outstanding shares of Common Stock), or in case of any one or more sales or conveyances to another corporation of the property of the Company as an entirety, or substantially as an entirety, any and all of which are hereinafter in this Section called "Reorganizations," the Committee shall have the right to substitute in any previously granted options, the same kind and amount of securities and property which any participant would then have if such participant had exercised such option immediately before the first of any such Reorganizations and continued to hold all securities and property which came to such participant as a result of that and subsequent Reorganizations, less all securities and property surrendered or canceled pursuant to any of same, the adjustment rights in Section 11 and this Section being continuing and cumulative. In any such event, such options may be exercised or converted, to the extent permitted by their terms, prior to or simultaneously with the consummation of such Reorganization.

     13. Effective Date of Plan. Subject to the approval of the shareholders of the Company, the Plan shall be effective on July 6, 1998. Prior to such approval, options may be granted under the Plan expressly subject to such approval.

     14. Amendment and Termination; Modification. The Board by resolution at any time may amend, suspend or terminate the Plan, provided that (i) no such action shall be taken which impairs the rights of any participant under any outstanding option, without such participant's consent, and (ii) no amendment shall be made without shareholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement, including any requirements for exemptive relief under Section 16(b) of the Act, or any successor provision. The Committee may substitute new options for, or modify the terms of, options previously granted to participants, including, without limitation, previously granted options having higher exercise prices, provided that no such action shall be taken which impairs the rights of any participant under any outstanding option, without such participant's consent.

     15. Section 16 Exemption. The Committee shall take all reasonable measures to qualify for the exemption provided by Rule 16b-3 of the Act, the grant and exercise of options to acquire Common Stock by the Plan participants who are subject to Section 16 of the Act. The Committee and the Board shall have no authority to take any action if the authority to take such action, or the taking of such action, would disqualify the Plan from the exemption provided by Rule 16b-3 under the Act, and any successor provision.

     16. Interpretation. The interpretation and construction of any provision of the Plan and the adoption of rules and regulations for administering the Plan shall be made by the Committee. Determinations made by the Committee with respect to any matter or provision contained in the Plan shall be made in the Committee's sole discretion and shall be final, conclusive and binding upon the Company and upon all participants, their heirs and legal representatives. Any rule or regulation adopted by the Committee (whether under the authority of this Section or Section 2 above) shall remain in full force and effect unless and until altered, amended or repealed by the Committee.

                                                        Appendix A

FORM OF PROXY
Front



PROXY                         MACDERMID, INCORPORATED          PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Annual Meeting of Shareholders -- July 21, 1999 at 3:00 P.M., E.D.T. At The Naugatuck Valley Community College, Fine Arts Center,
750 West Main St., Waterbury, Connecticut

     The undersigned hereby constitutes and appoints DANIEL H. LEEVER, attorney and proxy to act on behalf of the undersigned at said meeting and at any adjournment thereof (the "Meeting"), with authority to vote on the following matters all shares of stock which the undersigned would be entitled to vote at the Meeting if personally present as directed on the reverse side hereof with respect to the items set forth in the accompanying Proxy Statement and in his discretion upon such other matters as may properly come before the Meeting.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY VOTING INSTRUCTION CARD IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

 Reverse


PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

A vote FOR items 1 and 2 is recommended by the Board of Directors.
1. Election of Directors
   Nominees: R. Nelson Griebel, Harold Leever, Daniel H. Leever,
   Donald G. Ogilvie, James C. Smith and
   Thomas W. Smith
               FOR WITHHOLD FOR ALL (Except Nominee(s)
               [ ]    [ ]     [ ]    written below)




2. Approval of the MacDermid, Incorporated Stock Option Plan dated
   July 6, 1998.
               FOR          AGAINST          ABSTAIN
               [ ]            [ ]            [ ]

3. In their discretion, upon any other
   matters as may properly come before
   the meeting.
               AUTHORITY   AUTHORITY
               GRANTED       WITHHELD
               [ ]          [ ]
 This proxy, when properly executed, will be voted in the manner directed herein by the stockholder. If no direction is made, this proxy will be voted FOR the above matters.


     Dated:                         ,1999
            ------------------------
Signature(s)
            -----------------------------
            -----------------------------
            NOTE:Please sign exactly as name
            appears hereon. For joint accounts
            both owners should sign. When
            signing as executor, administrator,
            attorney, trustee, guardian,
            corporate officer, etc., please give
            your full title.





[Space is provided for a mailing label containing the shareholder's name, address, account number, CUSIP number, sequence number and number of shares.]